Exhibit 2.2

APPENDIX III

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules, the Act and, where relevant, the rules and regulations of the Exchange Act and Nasdaq, and are subject to the terms and conditions set out in this announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are, to the extent required by the Law of Ireland, governed by the Law of Ireland.

The Acquisition and the Scheme will be subject to the following conditions:

1.

The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Xeris and Strongbridge may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree), provided that any Party whose willful and material breach of any provision of the Transaction Agreement shall have prevented this condition from being satisfied shall be deemed to have waived this condition.

2.	The Scheme will be conditional upon:

(a)

the approval of the Scheme by a majority in number of the members of each class of Strongbridge Shareholders (including as may be directed by the High Court pursuant to section 450(5) of the Act) representing, at the Voting Record Time, at least seventy five per cent (75%) in value of the Strongbridge Shares of that class held by such Strongbridge Shareholders present and voting either in person or by proxy at the Court Meeting (or any adjournment or postponement thereof);

(b)	each of the Required EGM Resolutions being duly passed by the requisite majority of Strongbridge Shareholders at the EGM (or at any adjournment of such meeting);

(c)

the sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and, if applicable, the confirmation of the reduction of capital involved therein by the High Court (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)

office copies of the Court Order and, if applicable, the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in paragraph 2(c)) being delivered for registration to the Registrar of Companies, and registration of the Court Order and, if applicable, such minute by the Registrar of Companies.

3.

The Xeris Parties and Strongbridge have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the Xeris Shareholder Approval shall have been obtained;

(b)	Nasdaq having approved, and not withdrawn such approval, the listing of all of the Holdco Shares to be issued in the Scheme, subject only to official notice of issuance;

(c)	the applicable waiting periods under the HSR Act in connection with the Acquisition and/or the Merger, if any, shall have expired or been terminated;

(d)

(i)

to the extent that the Acquisition constitutes a concentration within the scope of Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”) or otherwise constitutes a concentration that is subject to the EC Merger Regulation, the European Commission having decided to allow closing of the Acquisition;

(ii)

the extent that all or part of the Acquisition is referred by the European Commission to the Relevant Authority of one or more member countries of the European Economic Area, such Relevant Authority(ies) (in the case of a partial referral in conjunction with a final decision of the European Commission) having issued a final decision or decisions which satisfies (or together satisfy) Condition 3(d)(i) above (that clause being interpreted mutandis mutatis);

(e)

all required Clearances of any Governmental Entity under the Antitrust Laws of each Specified Jurisdiction, if any, shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition and/or the Merger;

(f)

the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings initiated by the United States Securities and Exchange Commission seeking any stop order;

(g)

no (i) Law (other than an order, writ, decree, judgment, injunction, restraint or prohibition described in clause (ii)), (ii) order, writ, decree, judgment, injunction, restraint or prohibition by any court of competent jurisdiction or (iii) order, writ, decree, judgment, injunction, restraint or prohibition under any Antitrust Law of a Specified Jurisdiction by any Relevant Authority which restrains, enjoins, makes illegal or otherwise prohibits consummation of the Acquisition or the Merger shall have been issued, made, enacted or entered and shall continue to be in effect; and

(h)

the Transaction Agreement shall not have been terminated in accordance with its terms by the applicable Party or Parties as set forth below as a consequence of an event set forth below (such events being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

(i)	by either Strongbridge or Xeris, if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Xeris Shareholders Meeting shall have been completed and the Xeris Shareholder Approval shall not have been obtained;

(ii)

by either Strongbridge or Xeris, if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate the Transaction Agreement pursuant to Clause 9.1(a)(ii) of the Transaction Agreement shall not be available to a Party whose willful and material breach of any provision of the Transaction Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)

by either Strongbridge or Xeris, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Strongbridge shall make such an appeal if requested to do so in writing by Xeris and the counsel appointed by Strongbridge and by Xeris agree that doing so is a reasonable course of action);

(iv)

by either Strongbridge or Xeris if (A) there shall be any Law (other than an order, writ, decree, judgment, injunction or action described in clause (B), whether or not final or nonappealable) enacted after the date of the Transaction Agreement and remaining in effect that makes the Acquisition illegal or that prohibits the consummation of the Acquisition, or (B) any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, writ, decree, judgment or injunction, or shall have taken any other action, in either case of clauses (A) and (B), permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, writ, decree, judgment or injunction, or other action shall have become final and nonappealable; provided that the right to terminate the Transaction Agreement pursuant to Clause 9.1(a)(iv) of the Transaction Agreement shall not be available to any Party whose willful and material breach of any provision of the Transaction Agreement shall have been the primary cause of such Law, order, writ, decree, judgment or injunction;

(v)

by Strongbridge, if any Xeris Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in a failure of Conditions 1, 2, 3 or 5, and (B) is not reasonably capable of being cured by the End Date or, if curable, Strongbridge shall have given Xeris written notice, delivered at least thirty (30) days prior to such termination, stating Strongbridge’s intention to terminate the Transaction Agreement pursuant to Clause 9.1(a)(v) of the Transaction Agreement and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within thirty (30) days following the delivery of such written notice;

(vi)

by Xeris, if Strongbridge shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (B) is not reasonably capable of being cured by the End Date or, if curable, Xeris shall have given Strongbridge written notice, delivered at least thirty (30) days prior to such termination, stating Xeris’s intention to terminate the Transaction Agreement pursuant to Clause 9.1(a)(vi) of the Transaction Agreement and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within thirty (30) days following the delivery of such written notice;

(vii)

by Strongbridge, prior to receipt of the Xeris Shareholder Approval, if (A) the Xeris Board shall have effected a Xeris Change of Recommendation or (B) Xeris shall have materially breached Clause 5.4 of the Transaction Agreement;

(viii)

by Xeris, prior to the receipt of the Strongbridge Shareholder Approval, if (A) the Strongbridge Board shall have effected a Strongbridge Change of Recommendation or (B) Strongbridge shall have materially breached Clause 5.3 of the Transaction Agreement; or

(ix)	by mutual written consent of Strongbridge and Xeris.

4.

The Xeris Parties and Strongbridge have agreed that, subject to paragraph 6 of this Appendix III, the Xeris Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by Applicable Law, waived by Xeris) on or before the Sanction Date:

(a)

(i) the representations and warranties of Strongbridge set forth in Clauses 6.1(b)(i) (Capital) and 6.1(b)(ii) (Capital) (to the extent relating to shares in the capital of Strongbridge) of the Transaction Agreement shall be true and correct, except for any de minimis inaccuracies at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date),

(ii) the representations and warranties of Strongbridge set forth in Clauses 6.1(a) (Qualification, Organisation, Subsidiaries, etc.), 6.1(c)(i) (No Violation of Organisational Documents), 6.1(v) (Finders or Brokers) and 6.1(x) (Takeover Statutes) of the Transaction Agreement shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date),

(iii) the representations and warranties of Strongbridge set forth in the second sentence of Clause 6.1(j) (Absence of Certain Changes or Events) of the Transaction Agreement shall be true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iv) the representations and warranties of Strongbridge set forth in the Transaction Agreement (other than the representations and warranties referred to in clauses (i) through (iii) of this paragraph 4(a)) (disregarding all qualifications and exceptions contained therein relating to materiality or Strongbridge Material Adverse Effect) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect;

(b)

Strongbridge shall have in all material respects performed all obligations and complied with all covenants and agreements required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date; and

(c)

Strongbridge shall have delivered to Xeris a certificate, dated as of the Sanction Date and signed by an executive officer of Strongbridge, certifying on behalf of Strongbridge to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.

The Xeris Parties and Strongbridge have agreed that, subject to paragraph 6 of this Appendix III, Strongbridge’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by Applicable Law, waived by Strongbridge) on or before the Sanction Date:

(a)

(i) the representations and warranties of Xeris set forth in Clauses 6.2(a)(ii)(B) (Qualification, Organization, Subsidiaries, etc.), 6.2(b)(i) (Capital Stock) and 6.2(b)(ii) (Capital) (to the extent relating to the capital stock of Xeris) of the Transaction Agreement which are identified in Annex B, Schedule 2, Section A shall be true and correct, except for any de minimis inaccuracies at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date),

(ii) the representations and warranties of Xeris set forth in Clauses 6.2(a) (Qualification Organisation, Subsidiaries, etc.) (other than 6.2(a)(ii)(B)), 6.2(c)(i) (Corporate Authority Relative to this Agreement), 6.2(c)(iii)(B) (No Violation of Organisational Documents), 6.2(v) (Finders or Brokers) and 6.2(x) (Takeover Statutes) of the Transaction Agreement shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date),

(iii) the representations and warranties of Xeris set forth in the second sentence of Clause 6.2(j) (Absence of Certain Changes or Events) of the Transaction Agreement shall be true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iv) the representations and warranties of Xeris set forth in the Transaction Agreement (other than the representations and warranties referred to in clauses (i) through (iii) of this Paragraph 5(a)) (disregarding all qualifications and exceptions contained therein relating to materiality or Xeris Material Adverse Effect) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect;

(b)

the Xeris Parties shall have in all material respects performed all obligations and complied with all covenants and agreements required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date; and

(c)

Xeris shall have delivered to Strongbridge a certificate, dated as of the Sanction Date and signed by an executive officer of Xeris, certifying on behalf of the Xeris Parties to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)

Xeris and Strongbridge reserve the right (but neither party shall be under any obligation) to waive (to the extent permitted by Applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both parties);

(b)	Xeris reserves the right (but shall be under no obligation) to waive (to the extent permitted by Applicable Law), in whole or in part, all or any of the conditions in paragraph 4; and

(c)	Strongbridge reserves the right (but shall be under no obligation) to waive (to the extent permitted by Applicable Law), in whole or in part, all or any of the conditions in paragraph 5.

7.

The Scheme will lapse unless it is effective on or prior to the End Date (or such later date as Strongbridge and Xeris may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree), provided that any Party whose willful and material breach of any provision of the Transaction Agreement shall have prevented this condition from being satisfied shall be deemed to have waived this condition.

8.

If Xeris is required to make an offer for Strongbridge Shares under the provisions of Rule 9 of the Takeover Rules, Xeris may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.

Xeris reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a Takeover Offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Strongbridge Shareholders and the Strongbridge Equity Award Holders as those which would apply in relation to the Scheme (except for an acceptance condition set at 80 per cent of the nominal value of the Strongbridge Shares to which such an offer relates and which are not already in the beneficial ownership of Xeris so far as applicable).

10.

As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall, except as otherwise approved by the Panel, lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.